Exhibit (G)(2)


                    FORM OF AGREEMENT TO WAIVE FEES OF
               HYPERION COLLATERALIZED SECURITIES FUND, INC.

                                                             December __, 2003

HYPERION CAPITAL MANAGEMENT, INC.
One Liberty Plaza
165 Broadway, 36th Floor
New York, New York 10006

Dear Sirs:

     Hyperion Collateralized Securities Fund, Inc. ("We," "Us" or the "Fund") herewith confirms its agreement (the "Fee Waiver Agreement") pursuant to which Hyperion Capital Management, Inc. ("You") will waive certain of its fees and for certain periods as follows:

     1. Reference is made to the Management Agreement, dated as of the same date as the Fee Waiver Agreement, between the Company and You.

     2. Pursuant to Paragraph 5 of the Management Agreement, We have agreed to pay You a monthly fee at an annualized rate of 0.41% for the Fund's first five fiscal years and 0.40% for each year thereafter of the Fund's average weekly net assets on an annualized basis, for the then-current fiscal year (the "Management Fee").

     3. Notwithstanding Paragraph 5 of the Management Agreement, You agree to waive a portion of the Management Fee in the Fund's first five fiscal years as follows:

     You will waive 0.01% of the Management Fee for the remainder of such five year period, after the Fund has paid $50,000 to You over and above the 0.40% portion of the Management Fee for each fiscal year.

     4. Unless specified otherwise in a duly executed, written agreement between You and the Fund, beginning with the Fund's sixth fiscal year, You shall be entitled to the Management Fee as specified in Paragraph 5 of the Management
Agreement and shall have no obligation to waive any portion of the Management Fee, unless otherwise required by law.

     5. This Fee Waiver Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Investment Company Act of 1940, as amended.

     6. This Fee Waiver Agreement may not be amended without the approval of a majority of the disinterested directors, even though the disinterested directors may be less than a quorum, and the holders of at least a majority of the Fund's outstanding Common Stock.


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HYPERION CAPITAL MANAGEMENT, INC.
December ___, 2003
PAGE TWO


     If the foregoing is in accordance with your understanding, will You kindly so indicate by signing and returning to Us the enclosed copy hereof.

                                  Very truly yours,

                                  HYPERION COLLATERALIZED SECURITIES FUND, INC.

                                  By:    ___________________________

                                  Name:  ___________________________

                                  Title: ___________________________


Agreed to and Accepted as of the date
first set forth above

HYPERION CAPITAL MANAGEMENT, INC.


By:     _____________________________

Name:   _____________________________

Title:  _____________________________